JOINT FILER INFORMATION

Name:	Regal Capital, LLC

Address:	47648 Mid Surrey Square
Sterling, VA 20165

Designated Filer:	Michael Martin

Issuer & Ticker Symbol:	Analytical Surveys, Inc. (ANTL.OB)

Date of Event
Requiring Statement:	March 20, 2008

Signature:	By:	/s/ Michael Martin
Michael Martin, Partner